FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE FIRST QUARTER OF FISCAL 2015

DAYTONA BEACH, Fla. - April 7, 2015 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal first quarter ended February 28, 2015.
"We are pleased to report first quarter results exceeding our expectations, delivering growth in all revenue categories and non-GAAP earnings per share," stated ISC Chief Executive Officer Lesa France Kennedy. "Attendance was up for the 57th running of the Daytona 500, where fans enjoying a beautiful Florida day, cheered Joey Logano to Gatorade Victory Lane, catapulting the No. 22 Penske Racing Pennzoil Ford into contention for a spot in the Challenger Round of the NASCAR Sprint Cup Championship Chase."
"Also during Budweiser Speedweeks 2015, which included the Rolex 24 At DAYTONA, fans received a preview of DAYTONA Rising with approximately 40,000 new seats available on the west side of the frontstretch. Feedback was overwhelmingly positive regarding the new facility, with guests singling out escalators, wider, more comfortable seats and premier sight lines among their favorite new amenities."
The Hollywood Casino at Kansas Speedway further contributed to the year over year first quarter earnings as we continue to increase market share in the region.
France Kennedy concluded, "The 2015 season is off to a great start and we are hopeful that, with continuing improvement in consumer sentiment and great competition on track, we will continue to build on the momentum generated during the 2014 Chase and Speedweeks."
First Quarter Comparison
Total revenue for the first quarter ended February 28, 2015 was approximately $136.6 million, compared to revenue of approximately $131.8 million in the prior-year period. Operating income was approximately $21.6 million during the period compared to an operating income of approximately $22.3 million in the first quarter of fiscal 2014. Year-over-year comparability was impacted by:

•
On January 31, 2014, Speedway Motorsports, Inc. ("SMI") abandoned its interest and rights in our 50/50 partnership Motorsports Authentics, LLC ("MA"), consequently bringing the Company's ownership of MA to 100.0 percent. MA's operations are included in the Company's consolidated operations subsequent to the date of SMI's abandonment. Prior to January 31, 2014, MA was accounted for as an equity investment in the Company's financial statements. As a result of SMI's abandonment of their interest in MA, the Company recorded other income of approximately $5.4 million representing the fair value of MA, over the carrying value, as of January 31, 2014. In addition the Company recognized tax benefits relating to MA of approximately $1.8 million for the three months ended February 28, 2014. There was no comparable event in the same period of fiscal 2015;

•
In 2015, NASCAR and NASCAR Team Properties announced a 10-year agreement with Fanatics Retail Group Concessions ("Fanatics") to operate NASCAR’s entire at-track merchandise business and deliver fans an enhanced, experiential at-track shopping environment. As part of the agreement, Fanatics will be the exclusive retailer of NASCAR and driver merchandise trackside for all 38 NASCAR Sprint Cup Series events. In addition, Fanatics also contracted with ISC for 10 years of exclusive retail merchandise rights for its track trademarks and certain other intellectual property at all ISC tracks. Consequently, ISC's wholly owned subsidiaries, Americrown and MA, beginning in January 2015, will no longer provide at-track merchandise to fans at motorsports events and therefore will no longer recognize related sales revenues and operating expenses. Instead, the Company will receive a percentage of sales from Fanatics, recorded as part of Food, Beverage and Merchandise Revenue. For the first quarter of fiscal 2015, ISC recognized revenue and expense related to merchandise operations of approximately $8.8 million and $8.5 million, respectively. Included in this amount are $0.9 million of commission from Fanatics and non-recurring transactions of approximately $4.9 million for inventory sold to Fanatics and $2.9 million of wholesale transactions by MA, which drive a total of $8.3 million in expense including product costs associated with these transactions, costs related to the transition of trackside merchandise operations to Fanatics, as well as partial period operating expenses incurred prior to the transition of Americrown and MA merchandise operations, for which there was no related revenue. This compares to first quarter of fiscal 2014, where ISC recognized revenue and expense related to merchandise operations of approximately $7.3 million and $5.5 million, respectively, which included direct sales of trackside merchandise and excludes the partial period pre-consolidation operation of Motorsports Authentics prior to SMI’s abandonment of its MA interest.

•
During the three months ended February 28, 2015, the Company recognized approximately $0.3 million, or less than $0.01 per diluted share, in marketing and consulting costs that are included in general and administrative expense related to DAYTONA Rising. During the three months ended February 28, 2014, the Company recognized approximately $0.4 million, or less than $0.01 per diluted share, of similar costs;

•
During the three months ended February 28, 2015, the Company recognized approximately $3.9 million, or $0.05 per diluted share, of accelerated depreciation that was recorded due to shortening the service lives of certain assets associated with DAYTONA Rising and other projects. During the three months ended

February 28, 2014, the Company recognized approximately $3.0 million, or $0.04 per diluted share, of similar costs related to DAYTONA Rising and capacity management initiatives;

•
During the three months ended February 28, 2015, the Company recognized approximately $1.6 million, or $0.02 per diluted share, of losses primarily attributable to demolition and/or asset relocation costs in connection with DAYTONA Rising and other capital improvements. During the three months ended February 28, 2014, the Company recognized approximately $2.2 million, or $0.03 per diluted share, of similar losses in connection with DAYTONA Rising and capacity management initiatives; and

•
During the three months ended February 28, 2015, the Company capitalized approximately $2.6 million, or $0.03 per diluted share, of interest related to DAYTONA Rising. During the three months ended February 28, 2014, the Company recognized approximately $0.9 million, or $0.01 per diluted share, of similar interest capitalization.

Net income for the first quarter ended February 28, 2015 was approximately $15.0 million, or $0.32 per diluted share, compared to net income of approximately $19.9 million, or $0.43 per diluted share, in the prior year period. Excluding certain marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest, and net gain on sale of certain assets, non-GAAP (defined below) net income for the first quarter of 2015 was $16.9 million, or $0.36 per diluted share. Non-GAAP net income for the fiscal first quarter of 2014 was $15.5 million, or $0.33 per diluted share.
GAAP to Non-GAAP Reconciliation
The following financial information is presented below using other than U.S. generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.
We believe such non-GAAP information is useful and meaningful, and is used by investors to assess our core operations, which consist of the ongoing promotion of racing events at our major motorsports entertainment facilities. Such non-GAAP information identifies and separately displays and adjusts for items that are not considered to be reflective of our continuing core operations at our motorsports entertainment facilities. We believe that such non-GAAP information improves the comparability of the operating results and provides a better understanding of the performance of our core operations for the periods presented. We use this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating the business and as such deemed it important to provide such information to investors.
The adjustments for 2014 relate to marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest, MA fair value adjustment and income tax benefits, and net gain on sale of certain assets.
The adjustments for 2015 relate to marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest, and net gain on sale of certain assets.

	Three Months Ended
	February 28, 2014	February 28, 2015
	(Unaudited)
	(In Thousands, Except Per Share Amounts)
Net income	$19,895	$14,953
Adjustments, net of tax:
DAYTONA Rising project	235	184
Accelerated depreciation	1,821	2,372
Losses on asset retirements	1,350	963
DAYTONA Rising project capitalized interest	(576)	(1,571)
MA fair value adjustment and income tax benefits	(7,212)	—
Net gain on sale of certain assets	(7)	(16)
Non-GAAP net income	$15,506	$16,885
Per share data:
Diluted earnings per share	$0.43	$0.32
Adjustments, net of tax:
DAYTONA Rising project	0.00	0.00
Accelerated depreciation	0.04	0.05
Losses on asset retirements	0.03	0.02
DAYTONA Rising project capitalized interest	(0.01)	(0.03)
MA fair value adjustment and income tax benefits	(0.16)	—
Net gain on sale of certain assets	0.00	0.00
Non-GAAP diluted earnings per share	$0.33	$0.36

On the corporate partnership front, at this point for fiscal 2015 the Company has agreements in place for approximately 88.0 percent of its gross marketing partnership revenue target and open event entitlements for one NASCAR Sprint Cup, two Xfinity and one Camping World Truck series events. This is compared to last year at this time when the Company had approximately 87.0 percent of gross marketing partnership revenue target sold and open entitlements for two NASCAR Sprint Cup, three NASCAR Xfinity and one Camping World Truck series events.

External Growth and Other Initiatives
Capital Spending
The Company competes for the consumers' discretionary dollar with many entertainment options such as concerts and other major sporting events, not just other motorsport events. To better meet its customers' expectations, ISC is committed to improving the guest experience at its facilities through on-going capital improvements that position it for long-term growth.
In June 2013, ISC's board of directors endorsed a capital allocation plan for fiscal 2013 through fiscal 2017 to not exceed $600.0 million in capital expenditures over that period. The five-year capital expenditure plan encompasses all the capital expenditures for ISC's 13 major motorsports facilities, including DAYTONA Rising and ONE DAYTONA. Of the endorsed five-year capital expenditure plan, DAYTONA Rising will account for approximately $400.0 million of the $600.0 million, excluding capitalized interest.
With the majority of the capital expenditures for DAYTONA Rising occurring in fiscal 2014 and 2015, the Company estimates capital expenditures, exclusive of capitalized interest, across all of ISC's existing facilities will be approximately $200.0 million for fiscal 2015, based on the timing of construction payments. With a target completion date for DAYTONA Rising in January 2016, capital expenditures will then decrease significantly with an expectation of capital expenditures for projects at all of ISC's existing facilities, exclusive of capitalized interest, to be between $60.0 to $70.0 million in fiscal 2016 and fiscal 2017.
For the three months ended February 28, 2015, the Company spent approximately $43.4 million on capital expenditures for projects at its existing facilities, of which $37.5 million is related to DAYTONA Rising, with the remainder associated with a variety of other improvements and renovations. In comparison, the Company spent approximately $31.2 million for the three months ended February 28, 2014, on capital expenditures for projects at its existing facilities.
The Company reviews its capital expenditure program periodically and modifies it as required to meet current business needs.
DAYTONA Rising: Reimagining an American Icon
DAYTONA Rising is the redevelopment of the frontstretch of Daytona International Speedway, ISC's 56-year-old flagship motorsports facility, to enhance the event experience for its fans, marketing partners, broadcasters and the motorsports industry.
The vision for DAYTONA Rising places an emphasis on enhancing the complete fan experience, beginning with five expanded and redesigned fan entrances, or injectors. Each injector will lead directly to a series of escalators and elevators that will transport fans to any of three different concourse levels, each featuring spacious and strategically-placed social "neighborhoods" along the nearly mile-long frontstretch.
A total of 11 neighborhoods, each measuring the size of a football field, will enable fans to meet and socialize during events without ever missing any on-track action, thanks to dozens of strategically-placed video screens in every neighborhood. The central neighborhood, dubbed the "World Center of Racing," features open sight-lines enabling fans to catch all the on-track action while celebrating the history of Daytona International Speedway and its many unforgettable moments throughout more than 50 years of racing.
Every seat in Daytona's frontstretch will be replaced with wider, more comfortable seating that will provide pristine sight-lines. There will also be twice as many restrooms and three times as many concessions throughout the facility. During Budweiser Speedweeks 2015, fans experienced some of DAYTONA Rising's new amenities including first ever vertical transportation, approximately 40,000 new grandstand seats on the frontstretch near Turn 1, and new concessions and restrooms.
Since commencement of construction, two Founding Partners have been announced, Toyota and Florida Hospital, with partnerships extending over 10 years. Founding partners receive sponsorship rights for a dedicated injector, as well as approximately 20,000 square feet of innovative fan engagement space that will enhance the overall guest experience, and nearly 50,000 square feet of interior and exterior branding space. The Company is continuing discussions with potential partners and expects to announce additional partnerships related to the project in the near future.
In February 2015, the Company entered into a long-term extension of Official Sponsor of Daytona with NextEra Energy Resources that includes the NASCAR Camping World Truck race entitlement. The agreement extends the Company's renewable energy credit purchases designed to off-set Daytona’s carbon footprint and, with the newly signed agreement with NextEra Energy and Florida Power & Light, adds three new on-site solar arrays. These structures will serve as aesthetically-pleasing fan amenities, such as covered parking and shade structures, and make DAYTONA Rising a top-five sports property in the U.S. for clean energy generation. Also recently announced is a partnership that extends the iconic Rolex brand’s role as the title sponsor of the annual Rolex 24 At Daytona sports car race and Official Timepiece of Daytona International Speedway. The expanded partnership will also afford Rolex naming rights for the new DAYTONA Rising frontstretch lounge and suite level as well as enhanced branding opportunities throughout the redeveloped Speedway.
The Company currently anticipates DAYTONA Rising to cost approximately $400.0 million, excluding capitalized interest, which it expects to fund from cash on hand, cash from its operations, and it may use borrowings on its credit facility for a limited period of time. In June 2014, Florida Governor Rick Scott signed House Bill 7095 creating the Florida Sports Development Program, establishing a process for distributing state tax revenue for the construction or improvement of professional sports franchise facilities. The DAYTONA Rising project is among the eligible applicants to receive sales tax incentives based on the project’s capital investment and amount of sales tax generated by the facility. The Company filed its application and received approval from the state's Department of Economic Opportunity. The new program could potentially provide additional capital for the project. The Company, along with other applicants, is awaiting final decision on the allocation of available funds.
Total spending incurred for DAYTONA Rising was $37.5 million during the three months ended February 28, 2015. Based on the Company's current expectations of DAYTONA Rising, it has identified existing assets that are expected to be impacted by the redevelopment and that those assets will require accelerated depreciation, or losses on asset retirements, totaling approximately $50.0 million over the approximate 26-month project time span. During the three months ended February 28, 2015, the Company recognized accelerated depreciation and losses on disposal of assets totaling approximately $4.3 million, with a total of approximately $32.4 million recognized since the inception of the project.
Despite the Company not anticipating the need for additional long-term debt to fund this project, accounting rules dictate that the Company capitalizes a portion of the interest on existing outstanding debt during the construction period.  The Company estimates it will record approximately $11.0 million to $13.0 million of capitalized interest from fiscal 2013 through fiscal 2016. As a result of these assets going into service during fiscal 2015 and 2016, depreciation expense related directly to DAYTONA Rising will increase incrementally by approximately $12.0 million to $14.0 million in fiscal 2015, and an additional $9.0 million to $10.0 million in fiscal 2016, respectively. Total depreciation expense for fiscal 2015 is estimated to be between approximately $93.0 million and $97.0 million, and approximately $100.0 million to $105.0 million in fiscal 2016, and then decreasing, due to lower capital spending, to approximately $85.0 million to $90.0 million beginning in fiscal 2019.
The Company expects that by providing its fans with a better experience as well as an expansive platform for its marketing partners, including an elevated hospitality experience, DAYTONA Rising, upon completion in 2016, is expected to provide an immediate incremental lift in Daytona International Speedway's revenues of approximately $20.0 million, and earnings before interest, taxes, depreciation and amortization ("EBITDA”) lift of approximately $15.0 million with a mid-single-digit growth rate. The Company also currently anticipates the project to be accretive to its net income per share within three years of completion. While these forward looking amounts are management’s projections and the Company believes they are reasonable, its actual results may vary from these estimates due to unanticipated changes in projected attendance, lower than expected ticket prices, or lower than forecasted corporate sponsorships. The Company does not know whether these expectations will ultimately prove correct and actual revenues and operating results may differ materially from these estimates.
ONE DAYTONA
In June 2013, the Company entered into a 50/50 joint venture with Atlanta based Jacoby Development, Inc. ("JDI") to develop ONE DAYTONA, the proposed premier mixed use and entertainment destination across from Daytona International Speedway. In March 2015, the Company announced a change in its business relationship with JDI and that we assumed 100.0 percent interest in ONE DAYTONA. JDI remains involved in the project through a consultative arrangement.
Also in March 2015, the Company announced RED Legacy, a leading national development group, as development consultant for ONE DAYTONA. Intensely focused on innovative destination retail and mixed-use projects, RED Legacy will work closely with ISC’s development resources on the project. The RED Legacy team is a natural fit for the project, having served as the developer for Legends Outlets Kansas City, a mixed-used retail destination across from the Company's Kansas Speedway.

Shaner Hotels and Prime Hospitality Group ("PHG") have been selected as hotel partners. Shaner Hotels and PHG are planning a 145-room full-service boutique property and are working with global hospitality leader Marriott International to bring an exclusive Marriott Autograph Collection hotel to Daytona Beach and ONE DAYTONA.
The Company continues to refine the conceptual design for the first phase of ONE DAYTONA. Bass Pro Shops®, America's most popular outdoor store, and Cobb Theatres, the highly respected Southeastern-based exhibitor, have executed leases to anchor ONE DAYTONA. The Company is in active discussions with other potential tenants for ONE DAYTONA. The Company has approved land use entitlements for ONE DAYTONA to allow for up to 1.4 million square feet of retail/dining/entertainment, 2,500 seats in a movie theater, 660 hotel rooms, 1,350 units of residential, 567,000 square feet of additional office space and 500,000 square feet of commercial/industrial space.
A Community Development District ("CDD") has been established for the purpose of installing and maintaining public infrastructure at ONE DAYTONA. The CDD is a local, special purpose government framework authorized by Chapter 190 of the Florida Statutes for managing and financing infrastructure to support community development.
The CDD has negotiated agreements with the City of Daytona Beach and Volusia County for a total of $40.0 million in incentives to finance a portion of the estimated $53.0 million in infrastructure required to move forward with the ONE DAYTONA project. The Company is currently proceeding with the leasing phase of the project while simultaneously completing the various necessary requirements for the CDD to access the incentives to start infrastructure work.
Hollywood Casino at Kansas Speedway
Kansas Entertainment, LLC, (“Kansas Entertainment”) a 50/50 joint venture of Penn Hollywood Kansas, Inc. (“Penn”), a subsidiary of Penn National Gaming, Inc. and Kansas Speedway Development Corporation (“KSDC”), a wholly owned indirect subsidiary of ISC, operates the Hollywood-themed casino and branded destination entertainment facility, overlooking turn two at Kansas Speedway. Penn, as the managing member of Kansas Entertainment, is responsible for the operations of the casino.
For the first three months of the Company's 2015 fiscal year, it has received cash distributions from the casino totaling approximately $5.5 million. Subsequent to the quarter, the Company received an additional cash distribution of approximately $8.0 million. The Company expects, for its 2015 fiscal year, that its share of the cash flow from the casino's operations will be approximately $22.0 million to $24.0 million.
The success to date of the casino's operations has led our casino joint venture to consider the next phase of development, a Hollywood Casino Hotel. Per the Development Agreement with the Unified Government of Wyandotte County/Kansas City, Kansas (“Unified Government”), the casino is subject to a 1.0 percent of gross gaming revenue payment if it had not commenced construction on the adjacent hotel by the second anniversary of its opening, which was February 2014. In June 2014, the Unified Government approved an extension of the construction commencement date to give the Unified Government time to complete a feasibility analysis for a new convention center that could be integrated with the hotel. Recently, the Unified Government decided not to proceed with the integrated development, leaving Kansas Entertainment until April 10, 2015, to commence construction on the adjacent hotel, prior to the enforcement of the aforementioned payment.
The final decision to move forward with the proposed hotel will be market-based and subject to approval by Kansas Entertainment’s board. Should Kansas Entertainment ultimately decide not to build the hotel, it will be subject to the payment from the second anniversary of its opening forward. Accordingly, beginning February 2014, Kansas Entertainment began recording expense equal to 1.0 percent of gross gaming revenue since it did not proceed with construction of a hotel by the original deadline. Included in the Company's income from equity investment amounts for the three months ended February 28, 2015 is approximately $0.2 million expense related to this payment, for a total of approximately $0.7 million recorded since February 2014. At this time it is unlikely hotel construction will commence prior to the April 10, 2015 deadline and that Kansas Entertainment will be compelled to pay the accrued payment from the second anniversary of opening forward until such time as it may commence construction on a proposed hotel adjacent to the gaming facility.
Outlook
ISC reiterates its previously announced 2015 full year non-GAAP guidance.
•Revenue: $615.0 million to $630.0 million
•EBITDA margin: 29.5% to 31.0%
•Operating margin: 15.0% to 16.5%
•Diluted earnings per share: $1.10 to $1.30
The Company also provided guidance for EBITDA to range between $180.0 million to $195.0 million. Incremental to ISC's EBITDA estimate are cash distributions from its equity investment in the Hollywood Casino, estimated to range between $22.0 million to $24.0 million.
ISC’s fiscal 2015 non-GAAP earnings per share guidance excludes any income statement impact attributable to the completion of the DAYTONA Rising project, including non-capitalized costs and accelerated depreciation for removal of assets not fully depreciated, partially offset by capitalized interest expense. Also excluded are potential non-capitalized costs or charges that could be recognized related to our ONE DAYTONA development, start up and/or financing costs should our Hollywood Casino at Kansas Speedway joint venture pursue construction of an adjacent hotel, any costs related to legal settlements; gain or loss on sale of fixed assets; accelerated depreciation and future loss on retirements or relocation of certain long-lived assets which could be recorded as part of capital improvements other than DAYTONA Rising resulting in removal of assets prior to the end of their actual useful life.
In closing, Ms. France Kennedy stated, "We maintain a solid financial position, developed over many years, that affords us the ability to follow our disciplined capital allocation strategy and maintain our leadership position in the motorsports industry. Building on this foundation we will continue to execute our five year, $600 million capital allocation plan through 2017. For the future, we are well positioned to balance the strategic capital needs of our business with returning capital to our shareholders."
Conference Call Details
The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 69156988.
A live Webcast will also be available at that time on the Company's Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Tuesday, April 21, 2015. To access, dial (855) 859-2056 and enter the code 69156988, or visit the “Investor Relations” section of the Company's Web site.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network, and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and with its subsidiary Motorsports Authentics, produces and markets motorsports-related merchandise. In addition, the Company has a 50 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

# # #

Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended
	February 28, 2014	February 28, 2015
	(Unaudited)
REVENUES:
Admissions, net	$30,055	$30,544
Motorsports related	85,228	87,431
Food, beverage and merchandise	13,208	14,735
Other	3,298	3,842
	131,789	136,552
EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	27,151	27,296
Motorsports related	22,824	23,498
Food, beverage and merchandise	10,102	12,443
General and administrative	24,380	26,136
Depreciation and amortization	22,773	24,009
Losses on asset retirements	2,220	1,579
	109,450	114,961
Operating income	22,339	21,591
Interest income	23	19
Interest expense	(3,133)	(1,468)
Equity in net income from equity investments	1,619	3,244
Other	5,458	26
Income before income taxes	26,306	23,412
Income taxes	6,411	8,459
Net income	$19,895	$14,953

Earnings per share:
Basic and diluted	$0.43	$0.32
Basic weighted average shares outstanding	46,515,208	46,583,832
Diluted weighted average shares outstanding	46,530,016	46,596,605

Comprehensive income	$20,059	$15,117

Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2014	February 28, 2014	February 28, 2015
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$158,847	$192,598	$161,864
Receivables, less allowance	27,598	81,711	83,281
Inventories	4,030	7,468	2,629
Income taxes receivable	6,202	1,273	862
Deferred income taxes	2,789	3,301	2,789
Prepaid expenses and other current assets	8,099	18,527	12,999
Total Current Assets	207,565	304,878	264,424

Property and Equipment, net	1,381,190	1,285,920	1,395,699
Other Assets:
Equity investments	122,565	131,431	118,972
Intangible assets, net	178,629	179,315	178,627
Goodwill	118,791	118,791	118,791
Other	68,911	72,707	65,917
	488,896	502,244	482,307
Total Assets	$2,077,651	$2,093,042	$2,142,430
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$3,435	$2,908	$3,366
Accounts payable	41,491	31,114	35,038
Deferred income	33,043	76,554	85,934
Other current liabilities	18,813	19,773	20,147
Total Current Liabilities	96,782	130,349	144,485

Long-Term Debt	268,311	271,420	268,118
Deferred Income Taxes	354,276	373,022	357,413
Long-Term Deferred Income	9,548	8,350	8,286
Other Long-Term Liabilities	2,302	2,258	1,873
Commitments and Contingencies	—	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	262	261	262
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	200	200	200
Additional paid-in capital	447,518	445,526	448,224
Retained earnings	902,433	866,130	917,386
Accumulated other comprehensive loss	(3,981)	(4,474)	(3,817)
Total Shareholders’ Equity	1,346,432	1,307,643	1,362,255
Total Liabilities and Shareholders’ Equity	$2,077,651	$2,093,042	$2,142,430

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended
	February 28, 2014	February 28, 2015
	(Unaudited)
OPERATING ACTIVITIES
Net income	$19,895	$14,953
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on assumption of controlling interest in equity investee	(5,447)	—
Depreciation and amortization	22,773	24,009
Stock-based compensation	429	706
Amortization of financing costs	444	445
Interest received on Staten Island note receivable	214	1,162
Deferred income taxes	6,206	3,032
Income from equity investments	(1,619)	(3,244)
Distribution from equity investee	1,906	3,520
Loss on asset retirements, non-cash	18	379
Other, net	(16)	(6)
Changes in operating assets and liabilities:
Receivables, net	(54,518)	(55,683)
Inventories, prepaid expenses and other assets	(11,743)	(3,748)
Accounts payable and other liabilities	2,364	2,237
Deferred income	40,621	51,629
Income taxes	16,051	5,339
Net cash provided by operating activities	37,578	44,730
INVESTING ACTIVITIES
Capital expenditures	(31,247)	(43,418)
Distribution from equity investee and affiliate	2,594	1,980
Proceeds from sale of Staten Island property	6,100	—
Cash included in assumption of ownership interest in equity investee	4,686	—
Other, net	235	3
Net cash used in investing activities	(17,632)	(41,435)
FINANCING ACTIVITIES
Payment of long-term debt	(175)	(278)
Net cash used in financing activities	(175)	(278)
Net increase in cash and cash equivalents	19,771	3,017
Cash and cash equivalents at beginning of period	172,827	158,847
Cash and cash equivalents at end of period	$192,598	$161,864